EXHIBIT 1


                           MINUTES OF A MEETING OF THE
                       BOARD OF DIRECTORS OF 649.COM INC.
                    HELD ON THIS 27th DAY OF SEPTEMBER, 2004


The following resolutions were passed by the Board of Directors of 649.com Inc. (the "Corporation") having been consented to and adopted in writing by all the Directors of the Company as at September 27, 2004.

WHEREAS eight (8) shareholders of the Corporation representing 64.02% of the voting power have issued their approval by resolution, as follows:

          1. "WE THE SHAREHOLDERS' RESOLVE to authorize the rollback of the issued and outstanding shares of the Corporation to a maximum of 100:1, in the future, if deemed to be in the best interest of the Corporation. Following the rollback, the Corporation's authorized capital will be increased back to FIFTY MILLION (50,000,000) shares.

          2. WE FURTHER RESOLVE to authorize the Board of Director's to change the Corporation's name from 649.com Inc. to a more appropriate name, if deemed to be in the best interest of the Corporation, at a future date."

The Shareholder's Resolution, dated September 27th 2004, was in lieu of a special meeting of the Shareholders' of the Corporation.

AND WHEREAS the Directors deem the rollback to be in the best interest of the Corporation they hereby resolve:

     1. WE RESOLVE to adopt the Shareholders' resolution regarding the rollback of the issued and outstanding shares of the Corporation.

     2. FURTHER RESOLVE to authorize the rollback of the issued and outstanding shares of the Corporation at a rate of 100:1.

     3. FURTHER RESOLVE that the Corporation's authorized capital will be increased back to FIFTY MILLION (50,000,000) shares.

     4. FURTHER RESOLVE that the President of the Corporation be given the authority to take the necessary actions to put the abovementioned resolutions into effect.

Effective this 27th day of September, 2004.


/s/ Mark Glusing                                /s/ Cary Martin
----------------------------------------        --------------------------------
Mark Glusing, Director                          Cary Martin, Director


Accepted for filing in the Corporation's
records this 27th day of September,
2004.                                           /s/ Cary Martin
                                                --------------------------------
                                                Cary Martin, Corporate Secretary


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